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                                                                      EXHIBIT 23

              Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Patten Corporation of our report dated April 27, 1994, except for Note 15, as to which the date is May 11, 1994 included in the 1994 Annual Report to Shareholders of Patten Corporation.

Our audits also included the financial statement schedules of Patten Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 33-26613) pertaining to the Second Amended and Restated 1985 Stock Option Plan of Patten Corporation and in the related Prospectus,
(ii) the Registration Statement (Form S-8 No. 33-16292) pertaining to the 1987 Employee Stock Purchase Plan of Patten Corporation and in the related Prospectus, (iii) the Registration Statement (Form S-8 No. 33-26614) pertaining to the 1988 Outside Directors Stock Option Plan of Patten Corporation and in the related Prospectus and (iv) the Registration Statement (Form S-8 No. 33-48075) pertaining to the Patten Corporation Retirement Savings Plan and in the related Prospectus of our report dated April 27, 1994, except for Note 15, as to which the date is May 11, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Patten Corporation.

                                                   /S/ Ernst & Young

West Palm Beach, Florida
June 16, 1994